Exhibit 99.1

ARRIS TO SELL SHARES TO COMCAST

IN CONNECTION WITH ACQUISITION OF MOTOROLA HOME BUSINESS

SUWANEE, GA, January 14, 2013 – ARRIS Group, Inc. (NASDAQ: ARRS), a global innovator in broadband media technology, announced today that it has entered into an agreement to sell approximately 10.6 million shares of its common stock, valued at $150.0 million, to Comcast Corporation. The sale of the shares to Comcast will be made in connection with the previously announced ARRIS acquisition of the Motorola Home business from Motorola Mobility, a subsidiary of Google Inc. As provided for in the Motorola Home business acquisition agreement, the shares issued to Comcast will reduce, on a share-for-share basis, the number of shares of ARRIS stock to be issued to Google and simultaneously increase the cash consideration to be received by Google by $150.0 million. As a result of the sale to Comcast, Comcast and Google will each own approximately 7.85% of the outstanding ARRIS shares post-closing based on ARRIS’ current capitalization. Neither the total amount of consideration paid by ARRIS for Motorola Home, nor the total amount of shares to be issued by ARRIS (now to Google and Comcast) will change as a result of this investment by Comcast.

“We are very pleased that Comcast has agreed to make this significant investment in ARRIS,” said Bob Stanzione, Chairman and CEO of ARRIS. “We believe this investment by one of our largest customers is a strong indication of customer support for the Motorola Home acquisition and its potential to accelerate innovation to the benefit of the industry and consumers.”

The issuance of the shares to Comcast is conditioned on the closing of the Motorola Home acquisition and other customary conditions and is expected to close at the same time as the closing of the Motorola Home acquisition.

Qatalyst Partners LP is acting as the lead financial advisor and Davis Polk & Wardwell LLP is acting as lead legal counsel to Comcast Corporation on this transaction. Evercore Partners is acting as lead financial advisor and Troutman Sanders is acting as lead legal counsel to ARRIS on this transaction. Bank of America Merrill Lynch is also advising ARRIS. Barclays is acting as financial advisor and Cleary Gottlieb Steen & Hamilton LLP is acting as legal counsel to Google on this transaction.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates 30 news and entertainment cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

About ARRIS

ARRIS is a global communications technology company specializing in the design, engineering and supply of technology supporting triple- and quad-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver converged IP video solutions, carrier-grade telephony, demand driven video, next-generation advertising, network and workforce management solutions, access and transport architectures and ultra high-speed data services. Headquartered in Suwanee, GA, USA, ARRIS has R&D centers in Suwanee, GA; Beaverton, OR; Lisle, IL; Kirkland, WA; State College, PA; Tel Aviv, Israel; Wallingford, CT; Westborough, MA; Cork, Ireland; and Shenzhen, China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com

Forward-Looking Statements

This press release contains forward looking statements. These statements include, among others, statements concerning future performance of ARRIS following the completion of the Motorola Home Business acquisition and the time frame during which the acquisition will close. Statements regarding future events are based on the parties’ current expectations. Actual results may differ materially from those suggested by any forward-looking statement. Forward-looking statements are necessarily subject to associated risks related to, among other things, successful outcome of the acquisition process, regulatory approval of the acquisition and the issuance of the shares, the potential impact on the business of Motorola Home Business due to uncertainty about the acquisition, the retention of employees of Motorola Home Business and the ability of ARRIS to successfully integrate Motorola Home’s opportunities, technology, personnel and operations. Other factors that could cause results to differ from current expectations include: the uncertain current economic climate and financial markets, and their impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions; rights to intellectual property and the current trend toward increasing patent litigation; market trends and the adoption of industry standards; possible acquisitions and dispositions; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect ARRIS’ business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2012. In providing forward-looking statements, ARRIS expressly disclaims any obligation to update publicly or otherwise revise these statements, whether as a result of new information, future events or otherwise.

Comcast Contact

John Demming, Comcast Corporate Communications

(215) 286-8011

John_Demming@Comcast.com

ARRIS Contacts

For Investors:

Bob Puccini, ARRIS Investor Relations

(720) 895-7787

(720) 480-2388 Mobile

bob.puccini@arrisi.com

For Media:

Alex Swan, ARRIS Media Relations

(678) 473-8327

(404) 307-5485 Mobile

alex.swan@arrisi.com